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                                                                   EXHIBIT 10.11

                          [Conti Complett letterhead]

                                                      Dated: 2/nd/ October, 1989

                           Distributorship Agreement

                                    between

Conti Complett S.p.A., an Italian Company having its headquarters in Milan, Via Varese, 18, represented by its Managing Director, Dr. Roberto Conti (hereinafter "Conti Complett"), on one side

                                      and

SPEIZMAN INDUSTRIES, INC., a United States Company having its headquarters in Charlotte, NC 28231 - 508 West 5/th/ Street - P.O. Box 31215 U.S.A., represented by its Managing Director, Mr. Bob Speizman (hereinafter the "Distributor"), on the other side whereas

Conti Complett manufacturer of Linking and Special Sewing Machines;

- Distributor intends to obtain the exclusive distributorship of the Products for United States (hereinafter the "Territory") and Conti Complett intends to grant such exclusive distributorship, now, therefore, the following is agreed and stipulated:

1. Appointment of Distributor - Conti Complett hereby appoints the Distributor as the exclusive distributor in the Territory for the machines listed in Attachment "A" hereto (hereinafter the "Products").

2.   Exclusivity

     a. The Distributor agrees that it shall not offer for sale, sell either directly or indirectly in the Territory, other new products competing with the Products.

     b. The Distributor agrees not to offer for sale, sell or deliver any of the Products destined for export outside of the Territory to any person, firm or company without Conti Complett's prior written consent.

     c. Conti Complett shall sell and deliver the Products to the Distributor on an exclusive basis and, therefore, Conti Complett will not offer for sale or deliver the Products to any other person, firm or company in the Territory for use within the Territory.

3. Prices - Discounts - Terms of Payment - Sales prices to customers of the Products and of the spare parts shall be those indicated in Attachment "B" hereto, which also shows discounts to Distributors. Conti Complett shall have the right to change the list prices and discounts at its

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     own discretion giving 15 days prior written notice to the Distributor.
     Payment by Distributors shall be made as follows:

     Machines:  Direct remittance at 30 days from date of invoice.  Ex Works

     Spare parts: Direct remittance at 30 days from date of invoice.

     The Distributor shall be free to fix such resale prices for the Products as it deems suitable, provided that such prices are not fixed so high that they might jeopardize the sale of the Products, in Conti Complett's opinion. In all cases, Conti Complett shall be informed in advance of the sale prices quoted by the Distributor.

4. Distributor's Obligations - The Distributor agrees to provide satisfactory sales and service facilities in the Territory and without limiting the generality of its obligations it agrees to do its best to:

     a. Engage and maintain a sufficient number of competent sales personnel and provide a customer relations organization adequate to take advantage of the sales and services in the potential channels of distribution in the Territory.

     b. Provide satisfactory facilities and equipment for warehousing and transportation and distribution of the Products in the Territory.

     c. Have at all times stock of the Products and spare parts in the Territory adequate to meet the normal needs of its customers.

     d. Adequately perform the accepted service obligations including, without limitation, installation service, after-sale inspection and maintenance service.

     e. Promptly notify Conti Complett of all complaints or claims regarding the Products.

     f. Not disclose any technical and commercial information regarding the Products, industrial secrets, etc., either during the Agreement or after its dissolution.

5. Conti Complett's Obligation - Conti Complett agrees to do its best to support the activities of the Distributor and to help with the introduction of the Products. Conti Complett agrees to make available samples and literature free of charge in quantities adequate for the needs of the Territory.

6. Delivery - Conti Complett shall use its best efforts to meet delivery dates agreed upon from time to time.

     Conti Complett shall not be liable for any delay due to any strike, either local or national, or for any reason beyond its control.

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7.   Conti Complett's liability - Conti Complett guarantees that the Products and spare parts are suitable to the use for which they are destined and that they are free of all flaws and defects.

     In all cases, Conti Complett's liability for flaws and defects in the Products and spare parts is limited to the net price paid by the Distributor for the Products as indicated in Attachment "B" hereto.

     8. Trademark and Patents - The Distributor undertakes not to tamper with or alter the trademarks affixed to the Products, spare parts or their packaging. The Distributor shall have the right to add its own trademarks to the Products, spare parts and their packaging.

     In the event that the Distributor becomes aware of any infringement of Conti Complett's trademark or patents, it shall promptly notify Conti Complett thereof and shall cooperate with Conti Complett in enforcing, judicially or otherwise, Conti Complett's ownership rights on such trademarks or patents.

9. Assignment - Sub-distributorships - The Distributor shall not transfer this Agreement to any other person, firm or company.

     However, the Distributor can appoint sub-distributors at its exclusive liability.

10. Duration - This agreement shall be effective from the date of its stipulation until December 31/st/, 1990.

     It shall be automatically renewed, from year to year, unless written notice of dissolution is given by either part by registered letter three months prior to the initial extended expiration date.

11. Accelerated dissolution - In spite of that set forth in point 10 above, Conti Complett shall have the right to dissolve this agreement without prior notice in the following cases:

     a. Distributor's bankruptcy or insolvency or admission to a composition or controlled management procedure, or the worsening of its financial situation.

     b.   Change in Distributor's ownership or control.

     c. Breach by Distributor of any of its obligations set forth herein, which are not of minor importance.

12.  Governing Law - This Agreement shall be governed by Italian Law.


SPEIZMAN INDUSTRIES, INC.                   CONTI COMPLETT

By: /s/ Robert Speizman                     By: /s/ Roberto Conti
    --------------------------                  --------------------------------
    Robert Speizman                             Roberto Conti

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ATTACHMENT "A"


Sock Toe Closing Machine Mod 220

Sock Turning Device "AUTOREVERSE"

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ATTACHMENT "B"

Discount of distributor

Machines:         20%

Spare parts:      20%


In case of acting as our Agent, direct invoice from Conti Complett to the customer, Conti Complett will pay the following commission:

Machines:         20%

Spare parts:      20%

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